Exhibit 10.17

November ____, 2004

Dear [Producer]:

Bristol West Services of California, Inc. ("Bristol") is amending your Producer's Agreement. Pursuant to paragraphs III (A) and VIII (C) of your Producer's Agreement, the changes will be effective January 1, 2005.

A revised Brokerage Agreement that contains all amendments is enclosed. You will see that the commission structure has changed. Your commission structure is set forth in Exhibit #1.

As noted above, the changes are effective January 1, 2005. Solely for our records, we ask that you sign the revised Brokerage Agreement and return it using the enclosed pre-addressed envelope by December 15, 2004.

If you have any questions regarding this letter, please contact Byron Storms at 1-800-541-4176, ext. 2522.

Sincerely,

Bristol West Insurance
Services of California, Inc.